Exhibit 99.1

EXPLANATION CONCERNING ABSENCE OF CURRENT WRITTEN CONSENT OF
ARTHUR ANDERSEN LLP

On March 20, 2002, BB&T Corporation (“BB&T”) announced that it had appointed PricewaterhouseCoopers LLP to replace Arthur Andersen LLP as its independent public accountants. Prior to the date of this report, the Arthur Andersen partners who reviewed BB&T’s most recent audited financial statements resigned from Arthur Andersen. As a result, after reasonable efforts, BB&T has been unable to obtain Arthur Andersen’s updated written consent to the incorporation by reference in this document of Arthur Andersen’s audit reports with respect to the financial statements for this amendment to Annual Report on Form 10-K. Under these circumstances, Rule 437a under the Securities Act permits BB&T to omit Arthur Andersen’s updated written consent from this filing, and permits us to incorporate by reference the financial statements, supplementary data and financial statement schedule included herein into present and future registration statements, without the written consent of Arthur Andersen.

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

As noted above, Arthur Andersen has not consented to the incorporation by reference of its audit reports in this amended filing. Accordingly, Arthur Andersen may not be liable under Section 11(a) of the Securities Act because it has not consented to being named as an expert in any present or future registration statement into which this Form 10-K/A may be incorporated by reference. BB&T believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including BB&T’s officers and directors, may still rely on Arthur Andersen’s audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.